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                             KIRKPATRICK & LOCKHART LLP
                                 1800 M Street, N.W.
                               Washington, D.C.  20036
                                    (202) 778-9000










                                  November 15, 1995


     Neuberger & Berman Income Funds
     605 Third Avenue, Second Floor
     New York, New York 10158

     Ladies and Gentlemen:

              Neuberger & Berman Income Funds ("Trust") is a business trust organized under the laws of the State of Delaware and governed by a Trust Instrument dated December 23, 1992. We understand that the Trust is about to file a Rule 24f-2 Notice pursuant to Rule 24f-2 under the Investment
     Company Act of 1940, as amended ("1940 Act"), for the purpose of making definite the number of shares of beneficial interest, par value $0.001 per share ("Shares"), of the following series of the Trust, which it has registered under the Securities Act of 1933, as amended ("1933 Act"), and sold during the fiscal period ended October 31, 1995: Neuberger & Berman Government Money Fund, Neuberger & Berman Cash Reserves, Neuberger & Berman Ultra Short Bond Fund, Neuberger & Berman Limited Maturity Bond Fund, Neuberger & Berman Government Income Fund, Neuberger & Berman Municipal Money Fund, Neuberger & Berman Municipal Securities Trust, and Neuberger & Berman New York Insured Intermediate Fund.

              As legal counsel to the Trust, we have participated in various matters of Trust operations and other matters relating to the Trust. We have examined copies of the Trust Instrument and the Trust's By-Laws, as now in effect, and the minutes of meetings of the trustees of the Trust, and we are generally familiar with its affairs. For certain matters of fact, we have relied upon representations of officers of the Trust. Based on the foregoing, it is our opinion that the Shares sold during the fiscal year ended October 31, 1995, the registration of which will be made definite by the filing of a Rule 24f-2 Notice, were legally issued and are fully paid and non-assessable.

              The Trust is a business trust established pursuant to the Delaware Business Trust Act ("Delaware Act"). The Delaware Act provides that a shareholder of the Trust is entitled to the same limitation of personal liability extended to shareholders of for-profit corporations.
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     Neuberger & Berman Income Funds
     November 15, 1995
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     To the extent that the Trust or any of its  shareholders becomes subject to the jurisdiction of courts in states which do not have statutory or other authority limiting the liability of business trust shareholders, such
     courts  might  not  apply  the   Delaware  Act  and  could   subject  Trust
     shareholders to liability.

              To guard against this risk, the Trust Instrument: (i) requires that every written obligation of the Trust contain a statement that such obligation may be enforced only against the assets of the Trust, but also states that the omission of such a disclaimer will not operate to create personal liability for any shareholder; and (ii) provides for indemnification out of Trust property of any shareholder held personally liable, solely by reason of being a shareholder, for the obligations of the Trust. Thus, the risk of a Trust shareholder incurring financial loss beyond his or her investment solely by reason of being a shareholder is limited to circumstances in which: (i) a court refuses to apply Delaware law; (ii) no contractual limitation of liability was in effect; and (iii) the Trust itself would be unable to meet its obligations.

              We express no opinion as to compliance with the 1933 Act, the 1940 Act, or applicable state securities laws in connection with the sales of Shares.

              We hereby consent to this opinion accompanying the Rule 24f-2 Notice which you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information of each of the above-named series.

                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP


                                       By: /s/Arthur C. Delibert
                                           -----------------------
                                           Arthur C. Delibert
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